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                                                                     Exhibit F-4



                                                             September 16,  1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                            Re:      Conectiv
                                                     SEC File Number 70-9095

Dear Sir or Madam:

           As General Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel for Conectiv in connection with Post-Effective Amendment No. 4 to the Form U-1 Application/Declaration (File No. 70-9095) (the "Declaration") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") jointly by Conectiv, by two operating utility companies, Delmarva Power & Light Company and Atlantic City Electric Company, which are both wholly-owned subsidiaries of Conectiv, and by certain companies which are direct and indirect non-utility subsidiary companies.

           The authorization requested in Post-Effective Amendment No. 4 of the Declaration relates to external issuances of up to $250 million principal amount of long-term debt securities by Conectiv. The Commission continues to reserve jurisdiction with respect to the issuance by Conectiv of up to an additional $250 million in principle amount of long-term debt securities and the issuance of securities which do not qualify for exemption under Rule 52. There is also pending a request for an increase in short-term debt authorization for Conectiv to $300 million, for participation by Petron Oil Company in the Conectiv System Money Pool and for the issuance of Common Stock by Conectiv under the Delmarva Incentive Plan. It is anticipated that a notice with respect to these transactions will be issued shortly.

           In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

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           The opinions expressed below in respect of the proposed issuance of long-term debt securities are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

    (a) The issuance of the long-term debt securities shall have been duly authorized and approved to the extent required by the governing documents and applicable state laws by the Board of Directors of Conectiv and any consideration to be received in exchange for issuance of the securities as provided in such resolutions shall have been received and the securities properly executed and issued as provided in said resolutions.

    (b) The Commission shall have duly entered an appropriate order or orders granting and permitting the Declaration, as amended by Post-Effective Amendment No. 4, to become effective under the Act and the rules and regulations thereunder and the proposed issuance of long-term debt securities is consummated in accordance with Declaration as amended by Post-Effective Amendment No. 4.

    (c) If any Conectiv long-term debt securities are issued in a public offering, registration statements shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of long-term debt securities shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    (d) Conectiv shall have obtained all consents, waivers and releases, if any, required for the issuance of long-term debt under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

    (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

           Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the proposed long-term debt securities are issued in accordance with the Declaration as amended by Post-Effective Amendment No. 4:

    1. All state laws applicable to the proposed issue of long-term debt will have been complied with; however, I express no opinion as to need to comply with state blue sky laws;

    2. Conectiv is a validly organized and duly existing corporation under the laws of the State of Delaware;


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    3.   The various debt instruments to be issued by Conectiv will be valid and binding obligations of Conectiv in accordance with the terms of such instruments, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles, whether considered in a proceeding in equity or at law; and

    4. The issuance of long-term debt securities by Conectiv will not violate the legal rights of the holders of any securities issued by Conectiv or any associate company thereof.

           I hereby consent to the use of this opinion in connection with Post-Effective Amendment No. 4 to the Declaration.

                                                 Very truly yours,

                                                 /s/ Peter F. Clark

                                                 Peter F. Clark


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